Exhibit 21.1

SUBSIDIARIES
 OF
BMC INDUSTRIES, INC.

1.       Buckbee-Mears Europe GmbH

2.       BMC Industries Foreign Sales Corporation

3.       Buckbee-Mears Hungary Kft.

4.       Vision-Ease Lens, Inc.

5.       Vision-Ease Lens Azusa, Inc.

6.       Vision-Ease Europe Limited

7.       Vision-Ease Canada, Ltd.

8.       P. T. Vision-Ease Asia, joint venture with P.T. Astron Lensindo Nusa

9.       Buckbee-Mears Holding Company B.V.

10.     Buckbee-Mears European Holding Company B.V.

11.     Buckbee-Mears Deutschland Holding GmbH

12.     Vision-Ease France SAS

13.     Vision-Ease Deutschland GmbH